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                       SOMERSET RIDGE GENERAL PARTNERSHIP
             AMENDED AND RESTATED AGREEMENT OF GENERAL PARTNERSHIP

     This Amended and Restated Agreement of General Partnership is made as of January 5, 2004, by and between SOLOMONT FAMILY FALL RIVER VENTURE, INC., a Massachusetts corporation, (a "General Partner"), and THE SOMERSET PARTNERSHIP HOLDING COMPANY, INC., a Massachusetts corporation, (a "General Partner").

                                   BACKGROUND

     A. The general partnership (the "Partnership") was formed as Southcoast Nursing and Rehabilitation Center Partnership, by that certain General Partnership Agreement dated November 6, 1996 in accordance with the Massachusetts Uniform Partnership Act (the "Act").

     B. As of the date hereof, the name of the Partnership is hereby changed from Southcoast Nursing and Rehabilitation Center Partnership to Somerset Ridge General Partnership.

     C. As of the date hereof, the partnership interest in the Partnership of Charlton Long Term Care Services, Inc. is being purchased by and assigned to The Somerset-Sarah Brayton Partnership Holding Company, Inc., which is simultaneously changing its name to The Somerset Partnership Holding Company, Inc.

     The parties hereto enter into this Amended and Restated Agreement of General Partnership and hereby agree that the Partnership shall be operated in accordance with the provisions of this Agreement, under and pursuant to the Act, as follows:

     1. Continuation of the Partnership. The General Partners hereby continue the Partnership renamed as Somerset Ridge General Partnership (the "Partnership") pursuant to the Act.

     2. General Partner. The General Partners shall be the only general partners of the Partnership.

     3. Capital Contributions. Any General Partner, at its option, may make Capital Contributions to the Partnership from time to time, provided that no General Partner shall be obligated to make capital contributions to the Partnership. The General Partners shall not be paid interest on their capital contributions, nor shall the General Partners have the right to withdraw their capital contributions or receive any return of any portion thereof except as provided in this Agreement.

     4. Authority of General Partner. Each General Partner shall have full power and authority to take all actions of every nature for and on behalf of the Partnership and the action of either General Partner shall bind the Partnership.


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     5. Capital Accounts. The Partnership shall maintain capital accounts
("Capital Accounts") for each General Partner in accordance with the provisions of Section 704(b) of the Internal Revenue Code of 1986, as amended ("the Code") and the Regulations thereunder. No General Partner shall be obligated to restore any deficit balance in such Partner's Capital Account at any time.

     6. Percentage Interests. The Percentage Interests of the General Partners shall be the following:

        Solomont Family Fall River Venture, Inc.              50%

        The Somerset Partnership Holding Company, Inc.        50%

Distributions by the Partnership shall be made at such times as the General Partners shall determine and shall be made to the General Partners as provided in the following Sections.

     7. Distributions of Partnership Funds.

     At such times as the General Partners shall determine, funds of the Partnership which the General Partners shall determine to be available for distribution shall be distributed to the General Partners in accordance with their respective Percentage Interests.

     8. Allocations of Taxable Profit and Loss. Profits and losses for federal income tax purposes shall be allocated in accordance with the General Partners respective Percentage Interests.

     9. Assignment. No General Partner may assign or transfer its interest in the Partnership nor shall any General Partner have the right to substitute any other person in its place as a General Partner except with the express prior written consent of all General Partners, each in its sole discretion.

     10. Dissolution.

         (a) Subject to the provisions of Section 1O(b) hereof, the Partnership shall be dissolved and its affairs wound up and terminated upon the first to occur of the following:

             (i) The determination of all of the General Partners to dissolve the Partnership; or

             (ii) The effective date of the bankruptcy, death, adjudicated incapacity, dissolution, or withdrawal of either General Partner of the Partnership.

         (b) Notwithstanding the provisions of Section 10(a) hereof, the occurrence of the bankruptcy, death, adjudicated incapacity, dissolution, or withdrawal of any General Partner shall not dissolve the Partnership if, within 180 days after the occurrence of such event, there are two or more remaining General Partners of the Partnership and the remaining General Partners unanimously agree in writing to continue the business of the Partnership and appoint a successor General Partner.



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     11. Distributions on Dissolution.

         (a) Upon the dissolution of the Partnership, the General
Partners shall proceed to liquidate all of the assets of the Partnership in an orderly and expeditious manner.

         (b) The proceeds of the liquidation shall be distributed to the creditors of the Partnership in accordance with the provisions of the Massachusetts Uniform Partnership Act, and then to the General Partners in accordance with Section 7.

         (c) Subject to the provisions of this Agreement, the General Partners shall have the right to make any distribution in kind, and determine the Fair Market Value and Gross Asset Value of any distribution in kind.

     12. Fiscal Year. The fiscal year of the Partnership shall end on September 30 of each year.

     13. Address. The address for the Partnership is c/o Genesis HealthCare Corp., 101 E. State St. Kennett Square, PA 19348.




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     WITNESS the execution hereof as an instrument under seal this 5h day of
January, 2004.

                                  GENERAL PARTNERS:

                                  THE SOMERSET PARTNERSHIP HOLDING
                                  COMPANY, INC.,

                                  By: /s/ Eileen M. Coggins
                                      ------------------------------------------
                                      Its Senior Vice President, General Counsel
                                          and Corporate Secretary

                                  SOLOMONT FAMILY FALL RIVER VENTURE, INC.,

                                  By: /s/ Eileen M. Coggins
                                      ------------------------------------------
                                      Its Senior Vice President, General Counsel
                                          and Corporate Secretary